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                                                                      Exhibit 23

The Board of Directors of FirstMerit Corporation

We consent to incorporation by reference in Registration Statement Nos. 33-47074, 33-47147, 33-57557, 33-63101, 333-66129, 333-72787 and 333-78953 on
Forms S-8, of our report dated January 31, 2001, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 2000, and December 31, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 10-K of FirstMerit Corporation.


/s/ PricewaterhouseCoopers, L.L.P.




Columbus, Ohio
March 9, 2001